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                                                                       EXHIBIT 5

                          [LETTERHEAD OF MOVADO GROUP]

                                                              September 23, 1996

Movado Group, Inc.
125 Chubb Avenue
Lyndhurst, NJ 07071

Ladies and Gentlemen:

     I am counsel to Movado Group, Inc., a New York corporation (the "Company"), and I am rendering this opinion in connection with the proposed issuance of (i) up to 330,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company under the Company's 1996 Stock Incentive Plan (the "1996 Plan") and (ii) up to $5,400,000 of Deferred Compensation Obligations (the "Obligations") under the Company's Deferred Compensation Plan for Executives (the "Deferred Compensation Plan") and the registration of the Shares and the Obligations on the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended.

     I have examined the Registration Statement and the prospectuses related to the 1996 Plan and the Deferred Compensation Plan, respectively. In addition, I have examined, and have relied as to matters of fact upon, original or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I hereby advise you that in my opinion:

          1. The Shares have been duly authorized by the Company and, when issued in accordance with the terms of the 1996 Plan, will be validly issued, fully paid and nonassessable.

          2. The Obligations have been duly authorized by the Company and when issued in accordance with the Deferred Compensation Plan will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     My opinion set forth in paragraph 2 above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights
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generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

     This opinion is rendered to you in connection with the above described transactions. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to, any other person, firm or corporation without my prior written consent.

     I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          /s/ TIMOTHY F. MICHNO

                                          Timothy F. Michno
                                          General Counsel